S T R I C T L Y P R I V A T E A N D C O N F I D E N T I A L Market update P R O J E C T B A L L A C K J A N U A R Y 2 0 , 2 0 0 8

Commercial mortgage market update – January 18, 2008

Bridge & Mezzanine market update

- Markets have been very choppy this week and CMBS spreads have widened 15-100 bps depending on the asset
- CMBX drove wider on recession news and continued bad news from the investment banks
- Mezzanine spreads are potentially 25-50 bps wider
  - Floaters are probably out the same

Construction loan market update

- Trading levels had tightened in the mid-December to early January time frame; they have now widened back out to or passed early December levels
  - The LCDX index is currently at 94.77 vs. 96.70 at valuation date
  - CMBS trading levels are represented in the following charts
- Over the last week, the tone of the market has soured significantly. Citigroup & Merrill Lynch's charge-offs sent both the debt and equity markets looking for a safe harbor
- The appetite for the subject assets has always been overshadowed by a binary credit posture to the underlying assets
  - Small changes in price level are unlikely to attract additional investors, more significant spread changes are required to attract investors with a different risk tolerance profile
- Whatever optimism existed that investors would return in the new year with a new outlook, has proven to be unfounded

PROJECT BALLACK

JPMorgan

PROJECT BALLACK 1

Since the start of the year, CMBS spreads have widened from recent lows 10 year AAA grade CMBS (Spread to Treasuries and Swaps) 10 year AAA grade CMBS (Spread to Treasuries and Swaps) 10yr Basis AAA Spread to Swap 10yr Basis AAA Spread to Treasury 200 183bps 150 123bps 100 50 0 Jan-07 Mar-07 Apr-07 Jun-07 Aug-07 Sep-07 Nov-07 Jan-08 Source: JPMorgan CMBX BB Closing Mid Spreads CMBX BB Closing Mid Spreads CMBX NA.2 BB Mid-Spread CMBX NA.3 BB Mid-Spread CMBX NA.4 BB Mid-Spread 1,832 2,000 1,780 1,600 1 1,724 1,200 800 B A L L A C K 400 0 Jan-07 Mar-07 Apr-07 Jun-07 Aug-07 Sep-07 Nov-07 Jan-08 P R O J E C T Source: JPMorgan P R O J E C T B A L L A C K 2

Net asset value build up

Net asset value

($000s, except per share data)	Principal Outstanding	High	Low	Comments
Investment in loans				
Bridge loans	$145,178	$140,252	$136,981	Includes 4 Bridge loans
Construction loans (includes Land loans)	411,564	380,931	352,222	Includes 19 Construction and Land loans (ex. Superior Ink)
Mezzanine loans	120,856	112,601	109,220	Includes 5 Mezzanine loans
NAV Impact from loan roll forward	-	-	-	Adjustment for loan discount
Value of loan assets	**$677,598**	**$633,783**	**$598,424**	**28 Total loans in portfolio (ex. Superior Ink)**
% of face value		*93.5%*	*88.3%*	
Cash	45,857	45,857	45,857	
Accrued interest receivable	5,260	5,260	5,260	
Total value of assets	**$728,715**	**$684,900**	**$649,541**	
Debt	(351,807)	(351,807)	(351,807)	12/31/07 Balance
Other tangible liabilities	(4,236)	(4,236)	(4,236)	Includes accounts payable & interest rate swap value
Gross NAV	**$372,672**	**$328,858**	**$293,498**	
Gross NAV / share	**$14.49**	**$12.78**	**$11.41**	
Manager termination fee		(12,881)	(12,881)	1.75% of Stockholder's Equity ($368.0) at 12/31/07 multiplied by 2
Gross NAV - net of termination fee		**$315,977**	**$280,617**	
Gross NAV / share - net of termination fee		**$12.28**	**$10.91**	
Ballack REIT transaction costs		(3,500)	(4,000)	Estimates provided by Target
Sponsor transaction costs		(4,000)	(5,000)	JPMorgan estimate
Adjusted NAV		**$308,477**	**$271,617**	
Adjusted NAV / share		**$11.99**	**$10.56**	

Note: 25.7mm fully diluted shares per 9/30/07 10-Q, which includes 120,000 vested restricted shares. This is the appropriate share number per the Target. The Target has no options. Balance sheet information is as of 12/31/07.

- Valuation haircuts based on current market conditions were applied to the updated (12/31/07) balance sheet resulting in an updated NAV/share range of $10.56 - $11.99
  - Increased spreads for Mezzanine and Bridge loans by 25 and 50 basis points on the high and low ends, respectively
  - Increased discounts to Construction loan value by 150 and 250 basis points on the high and low ends, respectively
- The increase in value from recent loan sales at par and decrease in discount applied to construction loans that are now >50% funded has been offset by the deterioration in market conditions

PROJECT BALLACK

JPMorgan

PROJECT BALLACK 3